Exhibit 99.4

Jive Confidential

FAQs: Final

TOP-LEVEL:

1.	What is being announced?

•	ESW Capital, LLC, through its affiliate, Wave Systems, is acquiring Jive and Jive will become a part of the Aurea family of companies. Aurea is a technology solutions provider that delivers transformative customer experiences. The transaction is valued at $462 million.

2.	Why did Jive select Aurea?

•	Upon closing, Jive will become part of a private, well-capitalized company with a broad portfolio of enterprise solutions that will amplify Jive’s ability to deliver successful employee and customer experiences. Aurea’s knowledge and global resources, combined with the flexibility of being a private company, creates a winning proposition for our shareholders, customers, partners and employees.

3.	When will the acquisition be finalized?

•	An affiliate of ESW Capital will commence a tender offer for all the outstanding common shares of Jive. The acquisition will require that Jive stockholders tender a majority of Jive’s outstanding shares in the tender offer and is subject to obtaining regulatory approval and satisfying other customary closing conditions. The transaction is expected to close in June 2017. We are committed to maintaining open communications with all employees and will share additional information as it becomes available.

4.	Why are we doing this now?

•	Jive has a strong product portfolio, deep client relationships with F500 companies, and a talented employee base. As such, companies have taken interest and approached our board of directors to evaluate Jive as a potential acquisition. The board’s role is to evaluate these opportunities and do what’s best for Jive shareholders. After an extensive strategic review process, our board selected Aurea to acquire Jive.

5.	What premium over our stock price have the stockholders been offered?

Under the terms of the merger agreement, an affiliate of ESW Capital will commence a tender offer for all of the outstanding shares of Jive common stock for $5.25 in cash per share. This represents a premium of 20% to the average of Jive’s closing stock price during the three months ending on April 28, 2017.

AUREA:

6.	Who is Aurea?

•	Aurea is a technology solutions provider that enables companies to deliver transformative customer experiences. Aurea’s Customer Experience platform helps organizations build, execute, monitor and optimize the end-to-end customer journey for a diverse range of industries. With over 4,000 customers worldwide including British Airways, Bank of America, United Healthcare and MetLife, Aurea combines a maniacal focus on customer success with innovative technology and world-class delivery.

7.	How big is Aurea?

•	Aurea has more than 1000 employees around the world and more than 4000 global customers

Jive Confidential

8.	What geographies do they operate in?

•	Aurea operates globally with a presence in the Americas, EMEA and APA.

9.	How will Aurea integrate Jive into the business?

•	Aurea and Jive will unite to bring the power of their respective platforms for optimizing employee and customer experiences to companies around the world. This includes engaging customer experiences and intelligent collaborative experiences for global enterprises - openly and securely across platforms.

10.	Has Aurea acquired companies before?

•	Yes, Aurea has acquired over a dozen companies since 2012. Aurea has grown revenue an average of 50% per year since 2012, with acquisitions driving 80% of that growth.

BUSINESS:

11.	Is Aurea committed to Jive’s vision?

•	Aurea believes in the vision around the promise of collaboration to drive meaningful business outcomes. Together, Aurea and Jive will focus on delivering optimal employee, partner and customer experiences, connecting people and content, collaborating securely and effectively across applications and with other organizations, and leveraging collaborative intelligence.

12.	Will we stop working on any parts of the business?

•	Until the acquisition closes, there will be no changes to day-to-day in business operations and Jive employees should remain focused on daily responsibilities. After that, the integration work will begin and decisions on the post-close structure of the combined company will be made.

13.	Do we continue to move forward with our Next Generation Architecture initiative?

•	Yes, Aurea is excited about Jive’s Next Generation Architecture and believes it is critical to the future success of the business.

14.	What does this acquisition mean to Jive’s customers?

•	Aurea has steadfast commitment to customer success and wants to retain Jive’s customer base. Indeed, Aurea’s interest in Jive was driven in particular by the company’s enterprise and mid-market customer base.

EMPLOYEES:

15.	Enterprises know Jive’s name well. What will happen to the Jive brand and name?

•	The Jive brand is one of the assets of the company, and Aurea intends to leverage it. For the foreseeable future, and possibly indefinitely, Aurea anticipates keeping and leveraging the Jive brand.

16.	What do I tell my customer about Aurea?

•	Aurea helps large global enterprises create transformative experiences for their end customers. They see Jive’s employee and customer engagement and collaboration as a key pillar of their customer experience vision. Aurea culturally has a maniacal focus on customer success, and bases its entire growth on the differentiated levels of success it achieves with its installed base and the word of mouth that drives.

Jive Confidential

17.	Will Aurea centralize Jive’s G&A, Engineering, Product Management, Marketing, and other divisions?

•	All functions will be integrated – Jive will not operate as a standalone entity. By integrating, Aurea creates economies of scale and unlocks the value of the combined company.

18.	Will Aurea shut down any offices?

•	Aurea operates on a virtual, global model. Most of the Aurea team works remotely in a WFH model. Over the long-term, they expect the vast majority of “Jivers” to operate in a similar model. That said, Aurea does retain physical locations where they retain large concentrations of people. Such large concentrations do exist today in Jive in Portland, Tel Aviv, the Bay Area and Reading, UK. The plan will be to retain physical space in any location where Aurea has concentrations of people, though the configuration of that space will almost certainly be different. Aurea expects to make long-term office decisions in concert with people decisions.

19.	How will this impact the customer roadmap – content and timing?

•	The roadmap will be reviewed, and Aurea reserves the right to adjust it based on strategic, customer, and other considerations. That said, major thrusts of the roadmap – AWS migration, collaboration hub, messaging, and vertical focus – are areas that they are excited about better understanding, continuing, accelerating, and deepening.

20.	What will happen to my Jive benefits; Health, PTO?

•	All policies will be reviewed and harmonized over time. If and when changes are made, employees will be notified and/or consulted in accordance with local laws. Aurea believes in being upfront and honest and treating people fairly.

21.	What will happen with my options and RSUs in the transaction?

•	Vested options with strike prices below $5.25 will be paid out at $5.25 per share, less the option strike price, without interest and less applicable tax withholdings (the “Option Consideration”).

•	Vested options with strike prices at or above $5.25 will be cancelled for no consideration.

•	Vested RSUs will be cashed out and paid $5.25 per share in cash, without interest and less applicable tax withholdings (the “RSU Consideration”).

•	Unvested options and unvested RSUs will be treated as follows:

i.	Unvested options and RSUs will be converted into the right to receive the Option Consideration or the RSU Consideration, respectively, to be payable to such employees in accordance with the current options/RSUs vesting schedule, subject to their continued employment or services.

ii.	In the event an employee eligible for Option Consideration or RSU Consideration is terminated other than for cause by the buyer within 12 months after the closing, such employee will receive the greater of the Option Consideration or the RSU Consideration, respectively, (i) had such unvested options or unvested RSUs vested until the one year anniversary of the closing and (ii) had the unvested options or unvested RSUs accelerated pursuant to the existing acceleration provisions in the award agreements for such unvested options or unvested RSUs.

Jive Confidential

22.	What about Jive contractors?

•	All roles will be reviewed in conjunction with integration planning.

23.	Will my role, title and responsibilities change?

•	Aurea doesn’t anticipate any immediate change, however their intention is to integrate the two businesses and as such they will be reviewing organizations, tools & processes and there will be changes.

24.	Jive’s culture is a big reason why I work at Jive. What is the culture of Aurea?

•	Aurea is a new company that is growing very fast and still evolving, as is its culture. Each new acquisition tends to add something new to the culture. That said, Aurea’s core values of client success, simplicity, alignment, and courage summarize the culture. They value authenticity and plain-speak. Aurea is passionate about delivering success for their customers and for their business. There are a lot of similarities between Jive and Aurea. Jive is passionate about changing the world and having fun while doing it. Aurea is passionate about the future of work and delivering success for their customers while doing it. Because Aurea has grown quickly through acquisition, their culture is evolving, and they are looking forward to what Jive will bring to the Aurea culture.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Jive Software, Inc. (“Jive”) by Wave Systems Corp. (“Parent”), Jazz MergerSub, Inc. (“Acquisition Sub”), a wholly-owned subsidiary of Parent, will commence a tender offer for all of the outstanding shares of Jive. Such tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Jive, nor is it a substitute for the tender offer materials that Parent, Acquisition Sub and ESW Capital, LLC (“Guarantor”) will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Parent, Acquisition Sub and Guarantor will file tender offer materials on Schedule TO with the SEC, and Jive will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY JIVE’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to Jive’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Jive by contacting Jive at lisa.jurinka@jivesoftware.com or jason.khoury@jivesoftware.com by phone at (415) 580-4738 or (650) 847-8308, or by visiting Jive’s website (www.jivesoftware.com). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. JIVE’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.

Forward Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Jive’s views and assumptions regarding future events as of the time such statements are being made. Such

Jive Confidential

forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, as well as those described in cautionary statements contained elsewhere herein and in Jive’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Jive’s most recent annual report on Form 10-K, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Parent, Acquisition Sub and Guarantor, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Jive. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Jive’s expectations as of the date of this report. While Jive may elect to update any such forward-looking statements at some point in the future, Jive specifically disclaims any obligation to do so, even if our expectations change, except as required by law.